MOVIL ACCESS OBTAINS US FEDERAL COMMUNICATIONS

               COMMISSION APPROVAL FOR THE TRANSFER OF CONTROL OF

                 IUSATEL INTERNATIONAL SECTION 214 AUTHORIZATION

                   -EXCHANGE RATE FOR U.S. OFFER IS ANNOUNCED-


FOR IMMEDIATE RELEASE

Mexico City, July 25, 2003 - Movil Access, S.A. de C.V., a Mexican telecommunications service provider, subsidiary of Biper, S.A. de C.V. (BMV:MOVILAB), a company part of Grupo Salinas, received on July 25, 2003, approval from the Federal Communications Commission ("FCC") to acquire a controlling interest in Iusatel USA, Inc., holder of an authorization to provide international global resale and facilities-based telecommunications services, pursuant to Section 214 of the Communications Act. The FCC approval is effective as of July 26, 2003.

In the U.S. offer, the U.S. dollar equivalent to the applicable Mexican peso exchange rate calculated using the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the expiration date of the offer by Reuters and Bloomberg on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos to U.S. dollars is Ps. 10.4694 per US$ 1.00.

This press release is for information purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy Grupo Iusacell's capital stock is only made (i) in the U.S., pursuant to the Offer to Purchase and related materials that Movil Access filed with the U.S. Securities and Exchange Commission on June 30, 2003 and (ii) in Mexico, pursuant to the Oferta Publica de Compra and related materials that Movil Access filed with the Mexican Comision Nacional Bancaria y de Valores and the Mexican Stock Exchange. A copy of the U.S. Offer to Purchase and related materials may be obtained free at the SEC's website at www.sec.gov and a copy of the Mexican Oferta Publica de Compra and related materials may be obtained free at the Mexican Stock Exchange website at www.bmv.com.mx, both of which more fully set forth the terms and conditions of the exchange offers.

Company Profile
---------------

Grupo Salinas is a group of Mexican companies owned or controlled by the family of Ricardo Salinas Pliego. Grupo Salinas includes TV Azteca, Elektra, Unefon, Biper, Todito.com, Telecosmos and Movil Access. Movil Access provides personal communication services of narrow band, or "two-way paging", commercially known as the "portable e-mail service," and the marketing and/or sale of personal interactive communication terminals. Biper is in the telecommunication service provider business.

Further Information contact:



                            Mariluz Calafell Salgado

                     Director of Finance and Administration

                               011-52-55-5447-6183



                                  Hector Romero

                               Investor Relations

                               011-52-55 3099-0060